                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         BIG COUNTRY BROADCASTING, INC.

                                       AND

                             TYE BROADCASTING, INC.

                                       AND

                           CUMULUS BROADCASTING, INC.

                                       AND

                             CUMULUS LICENSING CORP.

                                October 29, 1997

                                TABLE OF CONTENTS
                                                                          Page

      1.  Basic Transaction..................................................1
            (a)  Purchase and Sale of Assets.................................1
            (b)  Assumption of Liabilities...................................1
            (c)  Purchase Price..............................................1
            (d)  The Closing.................................................2
            (e)  Deliveries at the Closing...................................2
            (f)  Postclosing Agreement.......................................2
            (g)  Allocation..................................................3

      2.  Representations and Warranties of the Sellers......................3
            (a)  Organization of the Sellers.................................3
            (b)  Authorization of Transaction................................3
            (c)  Noncontravention............................................3
            (d)  Title to Acquired Assets....................................4
            (e)  Financial Statements........................................4
            (f)  Events Subsequent to .......................................4
            (g)  Tax Matters.................................................6
            (h)  Tangible Assets.............................................6
            (i)  Owned Real Property.........................................6
            (j)  Real Property Leases........................................7
            (k)  Intellectual Property.......................................7
            (l)  Contracts...................................................9
            (m)  Commission Licenses and Compliance with
                   Commission Requirements..................................10
            (n)  Insurance..................................................11
            (o)  Litigation.................................................11
            (p)  Employees..................................................11
            (q)  Employee Benefits..........................................12
            (r)  Environment, Health, and Safety............................12
            (s)  Legal Compliance...........................................13
            (t)  Brokers' Fees..............................................14
            (u)  Advertising Contracts......................................14
            (v)  Enforceability of Purchase Option..........................14
            (w)  Disclosure.................................................14

      3.  Representations and Warranties of the Buyers......................14
            (a)  Organization of the Buyers.................................15
            (b)  Authorization of Transaction...............................15
            (c)  Noncontravention...........................................15
            (d)  Brokers' Fees..............................................15

      4.  Pre-Closing Covenants.............................................15
            (a)  General....................................................15
            (b)  Assignment Applications....................................15
            (c)  Employment Offers..........................................16
            (d)  Notices and Consents.......................................16
            (e)  Operation of Business......................................16
            (f)  Advertising Obligations....................................17
            (g)  Operating Statements.......................................17
            (h)  Contracts..................................................17
            (i)  Operation of Station.......................................17
            (j)  Credit and Receivables.....................................17
            (k)  Preservation of Business...................................17
            (l)  Full Access................................................17
            (m)  Notice of Developments.....................................18
            (n)  Exclusivity................................................18
            (o)  Title Insurance............................................18
            (p)  Surveys....................................................18
            (q)  Environmental Assessments..................................19
            (r)  Control of Stations........................................19
            (s)  Risk of Loss...............................................19
            (t)  Continuation of Time Brokerage Agreement...................20

      5.  Conditions to Obligation to Close.................................20
            (a)  Conditions to Obligation of the Buyers.....................20
            (b)  Conditions to Obligation of the Seller.....................21

      6.  Post-Closing Covenants............................................22
            (a)  General....................................................22
            (b)  Litigation Support.........................................22
            (c)  Adjustments................................................22
            (d)  Collection of Accounts Receivable..........................23
            (e)  Severance Obligations......................................23

      7.  Remedies for Breaches of this Agreement...........................24
            (a)  Survival...................................................24
            (b)  Indemnification Provisions for the Benefit of the Buyers...24
            (c)  Indemnification Provisions for the Benefit of the Seller...24
            (d)  Specific Performance.......................................25
            (e)  Liquidated Damages.........................................25
            (f)  Matters Involving Third Parties............................25
            (h)  Other Indemnification Provisions...........................26

      8.  Definitions.......................................................26

      9.  Termination.......................................................31
            (a)  Termination of Agreement...................................31
            (b)  Effect of Termination......................................32

      10.  Miscellaneous....................................................32
            (a)  Press Releases and Announcements...........................32
            (b)  No Third Party Beneficiaries...............................32
            (c)  Entire Agreement...........................................32
            (d)  Succession and Assignment..................................32
            (e)  Counterparts...............................................32
            (f)  Headings...................................................33
            (g)  Notices....................................................33
            (h)  Governing Law..............................................33
            (i)  Amendments and Waivers.....................................34
            (j)  Severability...............................................34
            (k)  Expenses...................................................34
            (l)  Construction...............................................34
            (m)  Incorporation of Exhibits and Schedules....................34
            (n)  Submission to Jurisdiction.................................34
            (o)  Bulk Transfer Laws.........................................35

                                   EXHIBITS

Exhibit A--Form of Earnest Money Escrow Agreement
Exhibit B--Forms of Assignments
Exhibit C--Form of Assumption
Exhibit D--Form of Postclosing Agreement
Exhibit E--Allocation Schedule
Exhibit F--Form of Opinion of Counsel to the Seller
Exhibit G--Purchase Option

                                    SCHEDULES

      Description of Schedule                                          Section
      -----------------------                                          -------

Financial Statements                                                    2(e)
Events Subsequent to January 1, 1997                                    2(f)
Tangible Assets                                                         2(h)
Real Property Leases                                                    2(j)
Intellectual Property                                                   2(k)
Contracts                                                               2(l)
Commission Licenses and Compliance with Commission Requirements         2(m)
Insurance                                                               2(n)
Litigation                                                              2(o)
Employees                                                               2(p)
Employee Benefits                                                       2(q)
Advertising Contracts                                                   2(u)

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of October 29, 1997, by and among Big Country Broadcasting, Inc, a Texas corporation ("Big Country") and Tye Broadcasting, Inc., a Texas corporation ("Tye"), Cumulus Broadcasting, Inc., a Nevada corporation (the "Operating Company"), and Cumulus Licensing Corp., a Nevada corporation (the "Licensing Company"). Big Country and Tye are collectively referred to herein as the "Sellers". The Operating Company and the Licensing Company are collective referred to herein as the "Buyers." The Buyers and the Sellers are collectively referred to herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      This Agreement contemplates a transaction in which the Buyers, in return for Cash, will purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers that are used or useful in the operation of radio stations KCDD-FM, licensed to operate in Hamlin, Texas and KBCY-FM, licensed to operate in Tye, Texas and receive from the Sellers an assignment of an option to purchase substantially all of the assets (and assume certain of the liabilities) of IQ Radio, Inc. that are used or useful in the operation of radio station KHXS-FM, licensed to operate in Abilene, Texas.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyers agree to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyers, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities.

      (c) Purchase Price. The Buyers agree to pay to the Seller One Million Eight Hundred and Twelve Thousand and 00/100 Dollars ($1,812,000.00) (the "Purchase Price") payable as follows:

            (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent the amount of Eighty-seven Thousand Five Hundred and 00/100 Dollars ($87,500.00) (the "Earnest Money Deposit") by delivery of either
      (A) Cash payable by wire transfer or delivery of other immediately available funds or, (B) a clean and irrevocable letter of credit issued by NationsBank of Texas, N.A. naming Escrow Agent as beneficiary; and

            (ii) on the Closing Date, the Buyers shall pay to the Sellers the amount of One Million Five Hundred and Forty-nine Thousand Five Hundred and 00/100 Dollars ($1,549,500.00) by delivery of Cash payable by wire transfer or delivery of other immediately available funds; and

            (iii) on the Closing Date, the Buyers shall pay to the Sellers, on behalf of all parties to the Postclosing Agreement, the amount of One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00) by delivery of Cash payable by wire transfer or delivery of other immediately available funds.

      The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), which requires that such Earnest Money Deposit shall, if in a form other than pursuant to Section 1(c)(B), be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit, if any, shall accrue to the benefit of the Buyers, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Sellers and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and any accrued interest shall be paid to the Buyers or the Sellers as provided in the Earnest Money Escrow Agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Stations in Abilene, Texas, commencing at 9:00 a.m. local time on the date set by the Buyers not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than two hundred seventy (270) days from the date of this Agreement.

      (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and Buyers' counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyers will deliver to the Sellers the consideration specified in Section 1(c) above.

      (f) Postclosing Agreement. On the Closing Date, the Sellers shall cause the Seller Shareholders to execute, a Postclosing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Stations and to indemnify the Buyers in the form of Exhibit D attached hereto. A portion of the Purchase Price, equal to One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00) shall be paid on the Closing Date to the Sellers, on behalf of all parties (other than the Buyers), as consideration for the agreements set forth in the Postclosing Agreement.

      (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be attached hereto at Closing as Exhibit E.

      2. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

      (a) Organization of the Sellers. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of Texas. Neither Seller has any Subsidiaries.

      (b) Authorization of Transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and stockholders of each of the Sellers have duly authorized the execution, delivery, and performance of this Agreement by that Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject or any provision of the charter or bylaws of either Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either Seller is a party or by which either of them is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of their respective assets). Other than with respect to the transfer of the FCC Licenses, neither Seller needs to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Title to Acquired Assets. The Sellers have, or will have prior to the Closing Date, good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedules are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and Cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, for each of the Sellers; and (ii) unaudited statements of income and Cash flow, as of and for each month during 1995 and 1996 and the months ended January 31, February 28, March 31, April 30, and May 31, June 30, and July 31, 1997 for each of the Sellers (the "Most Recent Financial Statements"). Except to the extent disclosed in the footnotes attached to the Financial Statements the Financial Statements have been prepared in all Material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete). Without limiting the generality of the foregoing, all Material revenues and expenses of each Seller and the Stations (A) are properly reflected in the Financial Statements, (B) have arisen in the Ordinary Course of Business, (C) are valid and subject to no counterclaims, and (D) will be or have been collected or paid at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements.

      (f) Events Subsequent to January 1, 1997. Since January 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any Material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of either Seller with respect to the operation of the Stations. Without limiting the generality of the foregoing with respect to the operation of the Stations and except as set forth in Section 2(f) of the Disclosure Schedule, since January 1, 1997:

            (i) the Sellers have not sold, leased, transferred, or assigned any of its Material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Sellers have not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which either Seller is a party or by which either of them is bound;

            (iv) neither Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

            (v) neither Seller has created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

            (vi) neither Seller has delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

            (vii) neither Seller has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            (viii) neither Seller has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (ix) neither Seller has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or any action adversely affecting the FCC Licenses or the Stations;

            (x) neither Seller has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

            (xi) neither Seller has entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xii) neither Seller has granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

            (xiii) neither Seller has adopted any (A) bonus, (B) profit-sharing,
      (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or, except in the Ordinary Course of Business, modified or terminated any existing such plan, contract, or commitment;

            (xiv) neither Seller has made any other change in employment terms for any of its directors, officers, and employees except in the Ordinary Course of Business;

            (xv) neither Seller has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (xvi) there has not been any other Material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either Seller;

            (xvii) neither Seller has Materially altered its credit and collection policies or its accounting policies;

            (xviii) neither Seller has Materially altered the programming, format or call letters of the Stations, or its promotional and marketing activities;

            (xix) neither Seller has applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations;

            (xx) there has been no Material adverse change in the market share or, other than normal seasonality and the absence of political advertising during this non-election year, Cash flow of the Stations; and

            (xxi) neither Seller has committed to any of the foregoing.

      (g) Tax Matters. The Sellers have each filed and will file all Tax Returns that they were was required to file and may be required to file. All such Tax Returns that were filed were correct and complete in all respects, and all such Tax Returns that will be filed will be correct and complete in all respects. All Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Sellers have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Seller is a party to a pending Tax audit and is aware of no threatened Tax audit. No claim has ever been made by an authority in a jurisdiction where the Sellers do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

      (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Sellers own or lease all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted by Seller. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is presently used.

      (i) Owned Real Property. The Sellers do not own any real property that is used or useful in the operation of the Stations.

      (j) Real Property Leases. Section 2(j) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Sellers.
Section 2(j) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Section 4(i) below. The Sellers have delivered to the Buyers correct and complete copies of the leases and subleases listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 2(j) of the Disclosure Schedule:

            (i) the lease or sublease is and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (ii) to the Sellers' Knowledge, no party to the lease or sublease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a Material breach or default or permit termination, modification, or acceleration thereunder;

            (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (iv) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying lease;

            (v) the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

            (vi) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

            (viii) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions that do not impair the current use or occupancy of the property subject thereto.

      (k) Intellectual Property. To the Knowledge of the Sellers, each of the Sellers owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing hereunder will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. Each Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

            (i) To the Knowledge of the Sellers, neither Seller has Materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers .

            (ii) Section 2(k) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Sellers with respect to any of their Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Sellers have made with respect to any of their Intellectual Property, and identifies each license, agreement, or other permission which the Sellers have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyers correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Sellers own:

                  (A) the Sellers possess all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment,
            order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) neither Seller has ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Sellers use pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Stations. The Sellers have supplied the Buyers with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or
            permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not
            subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) To the Knowledge of the Sellers, neither Seller has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) neither Seller has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      (l) Contracts. Other than Advertising Contracts, Section 2(l) of the Disclosure Schedule lists all of the contracts, agreements, and other written or oral arrangements that are necessary for the conduct of the operation and business of the Stations as presently conducted and either involving payment in excess of One Thousand Dollars ($1,000) per year or not entered into in the Ordinary Course of Business. All such agreements listed in Section 2(l) of the Disclosure Schedule and marked by an asterisks shall be assigned by the Sellers to and assumed by the Buyers as Acquired Assets, and the Sellers shall terminate as of the Closing Date with no Liability to the Buyers any other agreement listed and not so marked. The Sellers have delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(l) of the Disclosure Schedule (as amended to date). With respect to each arrangement listed in Section (l) of the Disclosure Schedule and marked by an asterisks:

            (i) the arrangement is legal, valid, binding, enforceable, and in full force and effect;

            (ii) the arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

            (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration under the arrangement; and

            (iv) no party has repudiated any provision of the arrangement.

Except as identified in Section 2(l) of the Disclosure Schedule, no agreement listed in Schedule 2(l) of the Disclosure Schedule involves any transaction with any officer, director or employee of the Sellers. Neither Seller is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(l) of the Disclosure Schedule under the terms of this Section 2(l).

      (m) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated (A) are in full force and effect,
      (B) are unimpaired by any acts or omissions of the Sellers or the Sellers' employees or agents, (C) are free and clear of any restrictions which might limit the full operation of the Stations, and (D) are detailed in
      Section 2(m) of the Disclosure Schedules. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(m) of the Disclosure Schedules also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(m) of the Disclosure Schedules, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any Material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(m) of the Disclosure Schedules, neither Seller is aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) To the Sellers' Knowledge, the Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(m) of the Disclosure Schedules, to the best of the Sellers' Knowledge, neither Seller is the subject of any FCC or other governmental investigation or any notice of violation or order, or any Material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(m) of the Disclosures Schedules.

            (iv) Each Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all Material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

      (n) Insurance. Section 2(n) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which either Seller is a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage; and

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

Each insurance policy listed in Section 2(n) of the Disclosure Schedule shall be and remain enforceable in full force and effect until the Closing. Section 2(n) of the Disclosure Schedule also describes any self-insurance arrangements affecting the Sellers.

      (o) Litigation. Section 2(o) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(o) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations taken as a whole. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

      (p) Employees. Section 2(p) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of Seller. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

      (q) Employee Benefits. Section 2(q) of the Disclosure Schedule lists all Employee Benefit Plans and other executive compensation plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller. Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan. The Seller has not incurred and has no reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Seller does not maintain and has not maintained, contributed or been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

      (r) Environment, Health, and Safety.

            (i) To the Knowledge of the Sellers, the Sellers have complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

            (ii) To the Knowledge of the Sellers, the Sellers have no Liability (and to the Knowledge of the Sellers there is no Basis related to the past or present operations, and their respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

            (iii) To the Knowledge of the Sellers, the Sellers have no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or by any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) To the Knowledge of the Sellers, the Sellers have obtained and have been in compliance with all of the terms and conditions of all Material permits, licenses, and other authorizations which are required under, and have complied in all Material respects with all other Material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (v) To the Knowledge of the Sellers, all properties and equipment used in the business of the Sellers have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2 trans dichloroethylene, dioxins, dibensofurans, and Extremely Hazardous Substances.

            (vi) To the Knowledge of the Sellers, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Sellers own or ever have owned or that the Sellers ever have leased with respect to the Stations.

      (s) Legal Compliance.

            (i) To the Knowledge of the Sellers, each Seller has complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against either Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) To the Knowledge of the Sellers, each Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder), other than omissions that will not have a Material adverse effect. Each Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

      (t) Brokers' Fees. Except with respect to the brokerage fees owed to Norman Fisher & Associates, Inc., the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (u) Advertising Contracts. Section 2(u) of the Disclosure Schedule lists those Advertising Contracts and the daily value of such Advertising in Contracts as of the date of this Agreement. Other than to employees of the Sellers or the Stations or as disclosed in Section 2(u) of the Disclosure Schedule, no commission or other form of renumeration is paid by the Sellers with respect to Advertising Contracts and any renumeration so listed shall be paid by Sellers at or prior to Closing.

      (v) Enforceability of Purchase Option. The Sellers have delivered to the Buyers a correct and complete copy of the Purchase Option (as amended to date). With respect to thereto, to the Knowledge of the Sellers:

            (i) the Purchase Option is legal, valid, binding enforceable, and in full force and effect;

            (ii) the Purchase Option will continue to be legal, valid, binding enforceable and in full force and effect on identical terms following the Closing;

            (iii) no party to the Purchase Option is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration under the Purchase Option;

            (iv) no party has repudiated any provision of the Purchase Option;

            (v) the Sellers have received the assignment of, have assumed, and currently hold all rights ever held by Taylor County Broadcasting, Inc. under the Purchase Option; and

            (vi) prior to the Closing the Sellers will have, pursuant to Section XVIII of the Purchase Option, duly exercised the option to purchase substantially all of the assets used or useful in the operation of radio station KHXS-FM (Abilene, Texas).

      (w) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

      3. Representations and Warranties of the Buyers. The Buyers represent and warrant to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Buyers. The Operating Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. The Licensing Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.

      (b) Authorization of Transaction. The Buyers have full power and authority to execute and deliver this Agreement and to perform the Buyers' obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each the Buyers, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which either of the Buyers are subject or any provision of either of the Buyers' articles of organization or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either of the Buyers are a party or by which either of the Buyers are bound or to which any of the Buyers' assets are subject. The Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Brokers' Fees. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Sellers and the Licensing Company shall jointly file with the FCC an application for assignment of (i) the FCC Licenses, permits and authorizations pertaining to the Stations from the Sellers to the Licensing Company (ii) the FCC licenses, permits and authorizations pertaining to radio station KHXS-FM (Abilene, Texas) from IQ Radio, Inc. to the Licensing Company (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Sellers and the Licensing Company. The Sellers and the Licensing Company shall each pay its own attorneys' fees. The Sellers and the Licensing Company shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use the commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Sellers nor the Licensing Company shall have any obligation to satisfy complainants or the FCC by taking any steps which would have Material adverse effect upon the Stations or upon any Affiliate). If the FCC imposes any condition on either Party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither Party shall be required hereunder to comply with any condition that would have a Material adverse effect upon the Stations or any Affiliate. The Sellers and the Licensing Company shall jointly oppose any petitions to deny requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either the Sellers' or the Buyer's right to terminate this Agreement pursuant to Section 9 of this Agreement.

      (c) Employment Offers. Upon notice to the Sellers, and at mutually agreeable times, the Sellers will permit the Buyers to meet with Station employees prior to the Closing Date. The Sellers will terminate all of their employees effective on the Closing Date, and pay to those employees all amounts due through the Closing Date as salary, vacation, sick leave, personal time, fringe benefits or otherwise under Sellers' policies and as required by law. The Buyers may, at the Buyers' option and upon the Buyers' terms and conditions, extend offers of employment to all or any of the Sellers' employees effective on the Closing Date. The Sellers will not take any action to preclude or discourage any of the Sellers' employees from accepting any offer of employment extended by the Buyers.

      (d) Notices and Consents. The Sellers will give any notices to third parties, and the Sellers will use its commercially reasonable efforts to obtain any third party consents, that the Buyers reasonably may request in connection with the matters pertaining to the Sellers disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

      (e) Operation of Business. The Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 2(f) above.

      (f) Advertising Obligations. The Sellers shall satisfy air time obligations for goods or services under Advertising Contracts such that the outstanding aggregate balance owing under all such Advertising Contracts as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time. On the Closing Date, the Sellers shall deliver to the Operating Company a schedule, certified by an officer of the Sellers, reflecting all such Advertising Contracts and the daily value thereof and outstanding balances thereunder in existence as of the Closing Date.

      (g) Operating Statements. The Sellers shall deliver to Buyers, for Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Sellers.

      (h) Contracts. The Sellers will not without the prior written consent of the Operating Company amend, change, or modify any of the contracts listed on
Section 2(l) of the Disclosure Schedule in any Material respect. The Sellers will not without prior written consent of the Operating Company enter into any new contracts respecting the Stations or their properties, except (i) contracts for the sale of time on the Stations for Cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in Section 2(l) above, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, or (iii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium each of which does not involve more than One Thousand Dollars ($1,000) or all of which do not involve more than Five Thousand Dollars ($5,000) in the aggregate.

      (i) Operation of Stations. The Sellers shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Sellers shall file with the FCC all Material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

      (j) Credit and Receivables. The Sellers will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. The Sellers will keep their respective business and properties substantially intact, including their present operations, physical facilities, working conditions, relationships with lessors and licensers, all of the confidential information, call letters and trade secrets of the Stations, and the FCC Licenses and will use their best efforts to keep intact their relationships with their advertisers, suppliers, customers and employees. The Sellers will continue to make expenditures for advertising, programming, sales, technical and administrative support at a level consistent with the past practices of the Sellers.

      (l) Full Access and Consultation. The Sellers will permit representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, assets, books, records, contracts, Tax records, and documents of or pertaining to the Acquired Assets or the Sellers. The Sellers will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Stations.

      (m) Notice of Developments. The Sellers will give prompt written notice to the Buyers of any Material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of either Seller. Each Party will give prompt written notice to the other of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (n) Exclusivity. The Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Sellers or the Stations; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (o) Title Insurance. The Operating Company may obtain with respect to the twenty (20) acre parcel of real estate in Jones County, Texas, that the Seller leases in connection with the operation of a transmission tower for radio station KCDD-FM, a leaseholders policy issued by a title insurer reasonably satisfactory to the Operating Company, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property in the Operating Company as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property, together with such endorsements for zoning, contiguity, public access and extended coverage as the Operating Company reasonably requests. The Sellers shall pay the cost and expense associated with any such title insurance procured pursuant to this
Section 4(o). With respect to the parcel of real estate located at 2525 South Danville Road, Abilene, Taylor County, Texas that is used for the conduct of the studio and office operations of the Stations, the Sellers will provide to the Operating Company a copy of the title policy issued to Glen A. Hine by Alamo Title Insurance of Texas (Policy No. RO-286557) together with an estoppel certificate executed by the appropriate landlord in a form reasonably satisfactory to the Operating Company confirming that the leasehold interest in such real estate has not been encumbered by any additional liens since the date of the title policy and a non-disturbance agreement from any lienholder indicating that the Buyers' possession and use of the real estate shall not be disturbed after Closing.

      (p) Surveys. With respect to each parcel of real estate that either Seller owns or leases and as to which a title insurance policy is to be procured pursuant to Section 4(o) above, the Operating Company may obtain in preparation for the Closing a current survey of the real estate certified to the Operating Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other masters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real estate which has not been cured or insured over prior to the Closing. The Sellers shall pay the cost and expense associated with any Survey initiated pursuant to this
Section 4(p).

      (q) Environmental Assessments. The Operating Company may obtain with respect to each parcel of real estate that either Seller owns or leases and as to which a title insurance policy is to be procured pursuant to Section 4(o) above, a current Phase I environmental site assessment from an environmental consultant or engineer which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Sellers shall pay the cost and expense associated with any Phase I environmental site assessment initiated pursuant to this Section 4(q).

      (r) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Operating Company and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Sellers.

      (s) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Sellers until the Closing. In the event of any such loss, damage, or destruction the Sellers will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Sellers will repair or replace such Acquired Assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyers, and the Buyers determine that the Sellers' failure to repair or replace, alone or in the aggregate, would have a Material adverse effect on the operation of the Stations:

                  (a) the Buyers may elect to terminate this Agreement; or

                  (b) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the

Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to Buyers, in which case either party may terminate this Agreement; or

                  (c) the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Sellers' assignment to Buyers all rights under any insurance claims covering the loss, damage or destruction and payment over to Buyers any proceeds under any such insurance policies, previously received by the Sellers with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 4(s), the Parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      (t) Continuation of Time Brokerage Agreement. Through the Closing, the Sellers shall continue to operate radio station KHXS-FM (Abilene, Texas) pursuant to the terms and conditions of the Purchase Option and subject to this Agreement.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by the Buyers in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all Material respects at and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of its covenants hereunder in all Material respects through the Closing;

            (iii) the Sellers shall have procured all of the third party consents specified in Section 4(d) above, including but not limited to those relating to transmitter and studio leases, all of the title insurance commitments, and endorsements specified in Section 4(o) above, and all Surveys specified in section 4(p) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) each Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

            (vi) the Assignment Application shall have been approved by a Final Order of the FCC, and the Sellers and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant parties shall have entered into the Postclosing Agreement;

            (viii) the Sellers shall have assigned to the Buyers (and IQ Radio, Inc. shall have consented in writing to such assignment), all of the Sellers' right, title and interest in, to and under the Purchase Option;

            (ix) the Buyers shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyers and dated as of the Closing Date; and

            (x) all actions consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

The Buyers may waive any condition specified in this Section 5(a) if the Buyers execute a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all Material respects at and as of the Closing Date;

            (ii) the Buyers shall have performed and complied with all of the Buyers' covenants hereunder in all Material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyers shall have delivered to the Sellers a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC, and the Seller and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Postclosing Agreement;

            (vii) the Buyers shall have accepted the assignment and assumed all of the Seller's right, title, interest and obligation in, to and under the Purchase Option, including, but not limited to, the obligation to pay the purchase price in connection with the exercise of the option to purchase substantially all of the assets used or useful in the operation of radio station KHXS-FM (Abilene, Texas) provided, that in the event the purchase and sale of assets contemplated in the Purchase Option is concluded by the Sellers prior to the Closing Date, the Buyers shall reimburse the Sellers the purchase price paid thereunder by the Sellers less Sixty Two Thousand and No/100 Dollars ($62,000.00); and

            (viii) all actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Sellers may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

      (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Operating Company. Such items as power and utilities charges, insurance, real and personal property taxes, prepared expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Operating Company as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the Stations over the term of the Agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by the accounting firm of Price Waterhouse LLP and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Operating Company.

      (d) Collection of Accounts Receivable. At the Closing, the Sellers will turn over to the Operating Company, for collection only, the accounts receivable of the Stations owing to the Sellers as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Sellers to the Operating Company on the Closing Date or as soon thereafter as possible. The Operating Company agrees to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts to Seller at the end of such 120-day period. In the event the Operating Company receives moneys during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Operating Company shall apply said moneys to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Operating Company shall immediately return the account to the Sellers prior to expiration of the 120-day period following the Closing Date. If the Operating Company returns a disputed account to the Seller, the Operating Company shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Operating Company will turn back to the Sellers all of the accounts receivable of the Stations as of the Closing Date owing to the Sellers which have not yet been collected, and the Operating Company will thereafter have no further responsibility with respect to the collection of such receivables (except to pay over amounts received). During the 120-day period following the Closing Date, the Operating Company shall afford the Seller reasonable access to the accounts receivable "aging list."

      (e) Severance Obligations. In the event an offer of employment is extended by the Buyers to and accepted by an employee of the Sellers pursuant to Section 4(c) and such subsequent employment by the Buyers is terminated within sixty
(60) days from the Closing Date, the Sellers shall be exclusively responsible for, and shall pay to such accepting employee, all severance benefits that may be due and owing such employee by reason of his or her employment with either the Sellers or the Buyers based on Sellers' severance policies as in effect on the Closing Date.

      7. Remedies for Breaches of this Agreement.

      (a) Survival. All of the representations and warranties of the Sellers contained in Section 2 of this Agreement (other than the representations and warranties of the Sellers contained in Sections 2(a), 2(b) and 2(c) hereof or relating to the Sellers' title to the Acquired Assets) shall survive the Closing (even if the Buyers knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter, except that any representation or warranty relating to Buyer's freedom from liability to pay a Liability of Sellers shall continue in full force and effect for the period of the applicable statute of limitations plus ninety (90) days. All of the other representations, warranties, and covenants of the Buyers and the Sellers contained in this Agreement (including the representations and warranties of the Sellers contained in Sections 2(a), 2(b) and 2(c) hereof or relating to the Sellers' title to the Acquired Assets) and in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

      (b) Indemnification Provisions for the Benefit of the Buyers.

            Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, each Seller jointly and severally agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any breach of the Sellers' representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyers make a written claim for indemnification within the applicable survival period);

            (ii) any Liability of the Sellers which is not an Assumed Liability including but not limited to any Liability arising from occurrences prior to the Closing for any violation of the laws or rules identified in
      Section 2(r) or 2(s);

            (iii) any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

      (c) Indemnification Provisions for the Benefit of the Seller. Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, the Buyers agree to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyers' representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Sellers make a written claim for indemnification within the applicable survival period) or (ii) any Assumed Liability.

      (d) Specific Performance. Each of the Parties acknowledges and agrees that the Stations to be acquired pursuant to this Agreement are unique and that the Buyers would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyers shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that not withstanding the provision in Section 7(e) with respect to the remedy of liquidated damages upon a breach of a covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for a breach of any provision of this Agreement

      (e) Liquidated Damages. The Buyers and the Sellers acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a breach by either Party, the Adverse Consequences as a result of such breach may be difficult, if not impossible, to ascertain. Accordingly, in the event the transactions contemplated by this Agreement are not consummated due to a breach of this Agreement by either Party, then the non-breaching Party shall be entitled to receive from the breaching Party for such breach, in lieu of indemnification pursuant to Sections 7(b) or 7(c), the sum of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) as liquidated damages without the need for proof of damages; provided, however, that the Buyers retain the option to seek, pursuant to Section 7(d), and recover in lieu of the remedy of liquidated damages pursuant to this Section 7(e), the remedy of specific performance. Each Party agrees to pay said sum of liquidated damages within ten
(10) days of the date that the non-breaching Party obtains such a judgment.

      (f) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

      (g) Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither Party shall indemnify or otherwise be liable to the other Party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Identified Party, in the aggregate from all indemnifiable events shall exceed Ten Thousand Dollars ($10,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyers to pay and discharge any Assumed Liability from and after the Closing Date under the terms of this Agreement; (ii) the obligation of the Sellers to pay and discharge any Retained Liability under the terms of this Agreement, or (iii) the Sellers' obligation to deliver clear title to the Acquired Assets.

      (h) Other Indemnification Provisions. The indemnification provisions of Sections 7(a), 7(b), 7(c) and 7(d) are in addition to, and not in derogation of, any statutory or common law remedy any Party may have after the Closing for breach of representation, warranty, or covenant. The remedies provided in Sections 7(f) and 7(g) shall be the exclusive remedies of the Parties prior to the Closing for any breach or representation, warranty or covenant.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller (other than Retained Assets) that are used or useful in the operation of the Stations, including but not limited to all of its (a) real property, leaseholds and other interests of any kind therein, improvements, fixtures and fittings thereon (such as towers and antennae), and easements, rights-of-way and other appurtenants thereof; (b) tangible personal property (such as computers, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, inventories of compact disks, records, tapes and other supplies), vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those barter agreements identified on the Disclosure Schedules) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder including but not limited to the Purchase Option; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations;
(g) Licenses and similar rights obtained from governments and governmental agencies; and (h) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" means any arrangement with any third party under which the Seller has created, incurred, assumed or guaranteed an obligation to provide advertising or air time on the Stations.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Liabilities" means obligations of the Seller under the licenses, sublicenses, leases, subleases, contracts, and other arrangements referred to in the definition of Acquired Assets either: (a) to furnish services, and other non-Cash benefits to another party after the Closing; or (b) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liability.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 and Section 3 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Norman Fisher & Associates, Inc.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(f) above.

      "Indemnifying Party" has the meaning set forth in Section 7(f) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Licensing Company" has the meaning set forth in the preface above.

      "Material" means any item, occurrence or event that has an adverse effect on the business, operations Acquired Assets, Liabilities, operating results or financial condition of the Stations which is not insubstantial.

      "Most Recent Financial Statements" has the meaning set forth in Section 2(e) above.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37)

      "Operating Company" has the meaning set forth in the preface above.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Post-Closing Agreement" means the Post-Closing Agreement with Seller Stockholders entered into concurrently herewith and attached hereto as Exhibit D.

      "Process Agent" has the meaning set forth in Section 10(o) below.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Option" means the Time Brokerage Agreement (together with all exhibits, attachments and amendments thereto) dated November 1, 1996, by and between Taylor County Broadcasting, Inc., and IQ Radio, Inc. pursuant to which the Taylor County Broadcasting, Inc., as predecessors in interest to the Sellers, has (a) agreed to purchase air time on radio station KHXS-FM, licensed to operate in Abilene, Texas, and (b) been granted the option to purchase substantially all of the assets (and assume certain liabilities) of IQ Radio, Inc. that are used or useful in the operation of radio station KHXS-FM, a copy of which is attached hereto as Exhibit G.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Retained Assets" means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as a corporation; (b) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (c) accounts, notes and other receivables; (d) the Sellers' Cash;
(e) the Sellers' insurance policies identified in Section 2(n) of the Disclosure Schedule; and (f) the owned real estate listed in Section 2(i) of the Disclosure Schedule.

      "Retained Liabilities" means any other obligations or liabilities of Sellers, including but not limited to: (a) any Liability relating to the ownership or operation of the Stations prior to the Closing; (b) any Liability of the Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (c) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; or (d) any Liability or obligation of the Seller under this Agreement (or under any written side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Sellers" has the meaning set forth in the preface above.

      "Seller Shareholders" means the holders of all of the outstanding capital stock of the Sellers which as of the Closing Date includes Virginia Ann Hine, individually and as community survivor of Glen Hine, deceased, John Flahavin and Ed Harvey.

      "Stations" means the radio broadcast stations having the call letters KCDD-FM licensed by the FCC to operate in Hamlin, Texas and KBCY-FM licensed by the FCC to operate in Tye, Texas.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 4(p) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the

      Closing in the event the Buyers are in breach, of any Material representation, warranty, or covenant contained in this Agreement in any Material respect in each case if such breach remains uncured for ten (10) days after notice of breach is received from the other party;

            (iii) the Buyers may terminate this Agreement by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyers are not satisfied in the Buyers' sole discretion with the results of its continuing business, legal, engineering, environmental and accounting due diligence regarding the Seller;

            (iv) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyers breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);or

            (vi) the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

      (a) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyers may assign all of the Buyers' right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor.

      (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller:     Big Country Broadcasting, Inc.
                            Tye Broadcasting
                            113 E. 7th Street
                            Tyler, TX 75701

            Copy to:        William Sheehy, Esq.
                            Wilson Law Firm
                            315 E. 5th Street
                            Tyler, TX 75701


      If to the Buyers:     Cumulus Broadcasting, Inc.
                            875 N. Michigan Avenue
                            Chicago, IL  60611
                            Attn:  Richard J. Bonick

            Copy to:        Cumulus Licensing Corp.
                            c/o Quaestus Management Corporation
                            330 E. Kilbourn Ave., Ste. 250
                            Milwaukee, WI  53202
                            Attn: Terrance J. Leahy

                            Baker & Daniels
                            205 W. Jefferson Boulevard
                            Suite 250

                            South Bend, IN 46601
                            Attn:  Peter G. Trybula

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas.

      (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (k) Expenses. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications. The Seller will pay all income taxes, transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

      (l) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wichita Falls, Texas in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
Section 10(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in
Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      (o) Bulk Transfer Laws. The Seller has, or will as of the Closing Date, comply with the provisions of any bulk transfer laws of Texas or any other jurisdiction applicable to the transactions contemplated by this Agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       ------------------------------------

                                    Title:
                                       ------------------------------------

                                                "Operating Company"


                                    CUMULUS LICENSING CORP.




                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                                                "Licensing Company"


                                    BIG COUNTRY BROADCASTING, INC.




                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                                    TYE BROADCASTING




                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                                                "Sellers"